MEDAVAIL TECHNOLOGIES (US) INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made by and between MedAvail Technologies (US) Inc., a Delaware corporation (the “Company”), and Steven B. Hess (“Executive”), effective as of the Effective Date, as defined in Section 7 below.
This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company Group under the circumstances described in this Agreement, including in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 7 below.
The Company and Executive agree as follows:
1.Term of Agreement. This Agreement will have an initial term of 3 years commencing on the Effective Date (the “Initial Term”) and may be renewed for additional term(s) pursuant to a written agreement between the parties (each, an “Additional Term”). Notwithstanding the foregoing sentence, if a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, as applicable, the term of this Agreement will extend automatically through the date that is 12 months following the date of the Change in Control. If Executive becomes entitled to benefits under Section 3(a) or Section 3(b) during the term of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company Group, nor will they interfere with or limit in any way the right of the Company Group or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
3.Severance Benefits.
(a)Qualifying Termination. In the event of a Qualifying Termination, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
(i)Salary Severance. A single, lump sum, cash payment equal to 50% of Executive’s Salary.
(ii)COBRA Severance. Subject to Executive timely electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and further subject to Section 5(d), Executive will receive Company-paid group health, dental and vision coverage for Executive and any of Executive’s eligible dependents, as applicable (the “COBRA Severance”), following the Qualifying Termination until the earliest of: (A) six (6) months following the date of the Qualifying Termination, (B) the date
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on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (C) the expiration of Executive’s (and any of Executive’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA.
(iii)Bonus Severance. A single, lump sum, cash payment equal to 50% of Executive’s Target Bonus.
(iv)Vesting Acceleration of Service-based Equity Awards.
(1)If the Qualifying Termination occurs outside the Change in Control Period, vesting of any Equity Awards that are outstanding and unvested as of the date of the Qualifying Termination as to the portion of the Equity Awards that were otherwise scheduled to vest during the six (6)-month period following the date of the Qualifying Termination.
(2)If the Qualifying Termination occurs during the Change in Control Period, vesting acceleration of 100% of any Equity Awards that are outstanding and unvested as of the date of the Qualifying CIC Termination. For the avoidance of doubt, if the Qualifying Termination occurs prior to the occurrence of a Change in Control, any then outstanding and unvested portion of Executive’s Awards will remain outstanding (and unvested after taking into any acceleration that may occur as a result of clause (1)) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on as a result of a Change in Control can be provided if the termination of Executive’s employment with the Company Group constitutes a Qualifying Termination (provided that in no event will Executive’s stock option Awards or similar Awards remain outstanding beyond the Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.
(b)Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits in connection with such termination except for those, if any, as may then be established under the applicable Company Group member’s then existing severance and benefits plans or programs.
(c)Non-duplication of Payment or Benefits. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any Company Group member is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.
(d)Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living, or otherwise to Executive’s personal representative in accordance with the terms of this Agreement.
(e)Transfer Between Members of the Company Group. For purposes of this Agreement, if Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause.
4.Accrued Compensation. On any termination of Executive’s employment with the Company Group, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company Group-provided plans, policies, and arrangements.
5.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. Executive’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 3 is subject to Executive signing and not revoking the Company’s then standard separation agreement and release of claims with the Company (the “Release”), which must become effective and irrevocable no later than the 60th day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under Section 3.
(b)Compliance with Post-Employment Covenants. Executive’s receipt of severance is conditioned on Executive complying with any continuing obligations and covenants set forth in the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in the Company’s standard form (the “Confidentiality Agreement”) or any other agreement between Executive and the Company.
(c)Return of Company Group Property. Executive’s receipt of any severance payments or benefits upon Executive’s Qualifying Termination under Section 3 is subject to Executive returning all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group.
(d)Payment Timing. Any lump sum cash severance payments under Section 3 relating to salary severance and any bonus severance will be provided to Executive on the first regularly scheduled payroll date of the applicable Company Group member following the date the Release becomes effective and irrevocable, subject to any delay required by Section 5(e) below. Any Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 3(b)(iv) will be settled, subject to any delay required by Section 5(e) below (or the terms of the Full Value Award agreement or other plan, policy, or arrangement of a Company Group member governing the settlement timing of the Full Value Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (i) on a date within 10 days following the date the Release becomes effective and irrevocable, or (ii) if later, in the event of a Qualifying CIC Termination that occurs prior to a Change in Control, on a date on or before the date of completion of the Change in Control.
(e)COBRA Severance Limitations. If the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Severance, subject to any delay required by Section 5(e) below, the Company will provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of the Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Severance for Executive and any eligible dependents of Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (i) the date upon which Executive obtains other employment, or (ii) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Severance period set forth in clause (A) of Section 3(a)(ii) or Section 3(b)(iii), as applicable.  For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings.  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Severance.
(f)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.
(i)Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 5(e).
(ii)Notwithstanding any provisions to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first 6 months after

Executive’s separation from service instead will be payable on the date 6 months and 1 day after Executive’s separation from service; provided that in the event of Executive’s death within such 6-month period, any payments delayed by this subsection (ii) will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death. To the extent that Executive is not a specified employee but Executive’s Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the first regularly scheduled payroll date of the applicable Company Group member following the Release Deadline Date.
(iii)The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
6.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that Executive would receive from any member of the Company Group or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 6. The Company will have no liability to Executive for the determinations of the Firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Award” means stock options and other equity awards covering shares of Company common stock granted to Executive.
(b)“Board” means the Company’s Board of Directors.
(c)“Cause” means any one or more of the following:
(i)any act or omission by Executive that constitutes malfeasance, dishonesty or fraud in the course of employment of Executive;
(ii)any material breach by Executive of the covenants provided for in this Agreement, including without limitation the covenants of Executive set forth in the Employment Agreement;
(iii)the repeated and demonstrated failure on the part of Executive to perform the duties and responsibilities of the position of Executive;
(iv)the failure of Executive to comply with reasonable instructions given by the Company;
(v)insubordination of Executive;

(vi)any other act or omission (or series thereof) which constitutes "just cause" for termination of the employment of Executive under the common law or employment standards legislation.
(d)“Change in Control” has the same meaning given to such term as set forth in the MedAvail Holdings, Inc. 2020 Equity Incentive Plan.
(e)“Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1)-year anniversary of the Change in Control.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)“Company Group” means the Company and its parent and subsidiary companies.
(h)“Director” means a member of the Board.
(i)“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
(j)“Effective Date” means the day this Agreement has been executed by both the Company and Executive.
(k)“Employment Agreement” means Executive’s employment letter with the Company dated February 9, 2022.
(l)“Equity Awards” means Awards that, as of the date of a Qualifying Termination, are held by Executive and subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria.
(m)“Qualifying Termination” means a termination of Executive’s employment with the Company Group by a Company Group member without Cause and other than due to Executive’s death or Disability.
(n)“Salary” means Executive’s annual base salary in effect immediately prior to Executive’s Qualifying Termination or, if Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, Executive’s annual base salary in effect immediately prior to the Change in Control.
(o)“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(p)“Target Bonus” means Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to Executive’s Qualifying Termination or, if Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.
8.Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.Notice.
(a)General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier, or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (A) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
MedAvail Technologies (US), Inc.
2196 East Camelback Road, Suite 200
Phoenix, Arizona 85016
Attention: Chief Executive Officer and Vice President, Human Resources
(b)Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive in accordance with Section 9(a). The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10.Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.

11.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source except as specified in Sections 3(d), 5(e) and 6.
(b)Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. Headings are provided herein for convenience only and will not serve as a basis for interpretation or construction of this Agreement.
(d)Entire Agreement. This Agreement, the Confidentiality Agreement, the Employment Agreement, the Company’s 2011 Equity Incentive Plan and/or 2021 Equity Incentive Plan (as applicable), and the award agreements thereunder governing Executive’s Awards constitute the entire agreement of the parties and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement.
(e)Governing Law. This Agreement will be governed by the laws of the State of Illinois but without regard to the conflict of law provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of Illinois for any lawsuit filed against Executive by any Company Group member.
(f)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
(g)Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY                        MEDAVAIL TECHNOLOGIES (US) INC.

By: /s/ Mark Doerr
Title: Chief Executive Officer
Date: February 11, 2022

EXECUTIVE
Steven B. Hess
Date: February 11, 2022